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                                  EXHIBIT 21

                          SUBSIDIARIES OF REGISTRANT

                                Jurisdiction of

Name                                   Incorporation
----                                   -------------

Cybex Financial Corporation            New York

Eagle Performance Systems, Inc.        Minnesota

Cybex Fitness Gerate Vertriebs, GmbH   Germany

General Medical Equipment, Ltd.        Barbados

Lumex Bed Systems, Inc.                Pennsylvania

Trotter Inc.                           Delaware

Trotter Holding Company                Delaware

Tectrix Fitness Equipment, Inc.        California

Tectrix Fitness Equipment Limited      United Kingdom

Tectric Fitness Equipment Vertriebs    Germany
GmbH